EXHIBIT 10.6

WAIVER AND AMENDMENT NO. 19 TO AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT

            This WAIVER AND AMENDMENT NO. 19 TO AMENDED AND RESTATED COMMERCIAL LOAN AND SECURITY AGREEMENT (this  “Agreement”) is made as of the 31st day of December, 2011, by and among TRANS-LUX CORPORATION, a Delaware corporation, with its chief executive office and principal place of business located at 26 Pearl Street, Norwalk, Connecticut 06850 (“Borrower”), each of the other corporations signatory hereto as guarantors (collectively, the “Guarantors”), and PEOPLE’S UNITED BANK (formerly known as People’s Bank), a Connecticut chartered banking corporation with an office located at 350 Bedford Street, Stamford, Connecticut 06901 (“Lender”).

W I T N E S S E T H:

            WHEREAS, Lender has made certain loans (collectively, the “Loans”) to Borrower pursuant to a certain Amended and Restated Commercial Loan and Security Agreement dated as of December 23, 2004 (the “Original LSA”), as amended by a certain Amendment No. 1 to Amended and Restated Commercial Loan and Security Agreement dated as of May 9, 2006, as further amended by a letter agreement dated November 16, 2006, as further amended by a letter agreement dated April 2, 2007, as further amended by a letter agreement dated May 17, 2007 as further amended by a certain Amendment No. 5 to Amended and Restated Commercial Loan and Security Agreement dated as of August 9, 2007, as further amended by a letter agreement dated March 24, 2008, as further amended by a letter agreement dated March 27, 2008, as further amended by a certain Amendment No. 8 to Amended and Restated Commercial Loan and Security Agreement dated as of May 20, 2008, as further amended by a certain Amendment No. 9 to Amended and Restated Commercial Loan and Security Agreement dated as of July 16, 2008, as further amended by a letter agreement dated August 13, 2008, as further amended by a letter agreement dated November 14, 2008, as further amended by a letter agreement dated November 20, 2008, as further amended by a certain Amendment No. 13 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of September 4, 2009, as further amended by a certain  Amendment No. 14 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of April 2, 2010, as further amended by a certain Amendment No. 15 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of August 1, 2010, as further amended by a certain, as further amended by a certain Amendment No. 16 to Amended and Restated Commercial Loan and Security Agreement and Waiver Agreement dated as of May 1, 2011, as further amended by a certain Amendment No. 17 to Amended and Restated Commercial Loan and Security Agreement and Consent Agreement dated as of June 15, 2011, as further amended by a certain Amendment No. 18 to Amended and Restated Commercial Loan and Security Agreement and Note Amendment dated as of November 1, 2011, and as further amended by certain letter agreements dated November 14, 2011 and December 1, 2011 (collectively, the “Prior Amendments”);

WHEREAS, in addition to the Prior Amendments, the Original LSA was also amended by a letter agreement dated April 20, 2009 and a letter agreement dated August 14, 2009 (collectively, the “2009 Letter Agreements”) (the Original LSA, as amended by the Prior Amendments and the 2009 Letter Agreements and as further amended from time to time, being hereinafter referred to as, the “LSA”);

            WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the LSA;

            WHEREAS, (a) the Guarantors (other than Trans-Lux Southwest Corporation and Trans-Lux Energy Corporation) have guaranteed all obligations of the Borrower to the Lender under the LSA and related Loan Documents pursuant to a certain Amended and Restated Unlimited Guaranty dated as of December 23, 2004 (as the same may be amended or reaffirmed from time to time, the “Original Guarantor Guaranty”); and (b) Trans-Lux Southwest Corporation and Trans-Lux Energy Corporation have guaranteed all obligations of the Borrower to the Lender under the LSA and related Loan Documents pursuant to a certain Unlimited Guaranty dated as of May 1, 2011 (as the same may be amended or reaffirmed from time to time, the “Additional Guarantor Guaranty” and together with the Original Guarantor Guaranty, the “Guaranty”);

            WHEREAS, as security for its obligations to the Lender, including, without limitation, those arising under the LSA the Borrower has, among other things, granted to the Lender a lien on and security interest in all of its personal property assets pursuant to the LSA;

WHEREAS, as security for their respective obligations to the Lender under the Guaranty, each Secured Guarantor has granted to the Lender a lien on and security interest in all of its personal property assets pursuant to a certain Amended and Restated Guarantor Security Agreement dated as of December 23, 2004 (as the same may be amended or reaffirmed from time to time, the “Guarantor Security Agreement”);

WHEREAS, the Borrower has repaid the Converted Term Loan in full and, as of the date hereof, the only credit facilities available to the Borrower under the LSA are the Revolving Loan facility and the Letter of Credit sub-facility); and

WHEREAS, on or about November 9, 2011, Trans-Lux Loveland Corporation merged into Trans-Lux Movie Operations Corporation with Trans-Lux Movie Operations Corporation being the surviving corporation;

WHEREAS, on December 15, 2011, Trans-Lux Real Estate Corporation, a Texas corporation was voluntarily dissolved; and

WHEREAS, Borrower and the Guarantors (collectively, the “Obligors”) have requested Lender: (a) to extend the maturity date of the Revolving Loans to November 1, 2012; (b) to modify certain financial covenants; (c) to amend the interest rate applicable to the Revolving Loans; (d) to waive a certain financial covenant default; and (e) to make certain other modifications to the LSA as more particularly set forth herein; and

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            WHEREAS, Section 10.1 of the LSA provides that no modification or amendment of the Credit Agreement shall be effective unless the same shall be in writing and signed by the Lender and Borrower.

            NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and each Obligor agree as follows:

1.                  Acknowledgments, Affirmations and Representations and Warranties.

a.                   The Obligors acknowledge, affirm, represent and warrant that:

(i)                 All of the statements contained herein are true and correct and that each understands that the Lender is relying on the truth and completeness of such statements to enter into this Agreement.

(ii)               As of December 27, 2011 the Borrower is legally and validly indebted to the Lender by virtue of the Revolving Loan in the principal outstanding amount of $500,000, plus interest and fees accrued and accruing on each of the foregoing and costs and expenses of collection, including without limitation, attorneys' fees, relating thereto and there is no defense, offset or counterclaim with respect to any of the foregoing or independent claim or action against the Lender.

(iii)             Each Guarantor is legally and validly indebted to the Lender by virtue of the Guaranty and there is no defense, offset or counterclaim with respect thereto or independent claim or action against the Lender.

(iv)             The resolutions previously adopted by the Board of Directors of the Borrower and provided to the Lender have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the documents and transactions described herein.

(v)               The Borrower has the power and authority to enter into, and has taken all necessary corporate action to authorize, this Agreement and the transactions contemplated hereby and thereby.

(vi)             The resolutions previously adopted by the Board of Directors of each of the Guarantors and provided to the Lender have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the documents and transactions described herein.

(vii)           Each Guarantor has the power and authority to enter into, and has taken all necessary corporate action to authorize, this Agreement and the transactions contemplated hereby and thereby.

(viii)         All representations, warranties and covenants contained in, and schedules and exhibits to, the LSA, the Guaranty and the other Loan Documents are true and correct in all material respects on and as of the date hereof, are incorporated herein by reference and are hereby remade except that Schedule 4.4(c) to the LSA relating to outstanding indebtedness of the Borrower and the Guarantors is hereby updated and replaced with Schedule 4.4(c) attached hereto.

(ix)             After giving effect to the waivers set forth herein, no Default currently exists under the LSA, the Guaranty or any of the other Loan Documents and no condition exists which would constitute a default or an event of default (howsoever defined) under any of the Loan Documents but for the giving of notice or passage of time, or both.

(x)               The consummation of the transactions contemplated hereby is not prevented or limited by, nor does it conflict with or result in a breach of terms, conditions or provisions of the Borrower's or any Guarantor’s Certificate of Incorporation or Bylaws or any evidence of indebtedness, agreement or instrument of whatever nature to which the Borrower or any Guarantor is a party or by which it is bound, does not constitute a default under any of the foregoing and does not violate any federal, state or local law, regulation or order or any order of any court or agency which is binding upon the Borrower or any Guarantor.

2.                  Amendment of LSA, Converted Term Note and other Loan Documents.

a.                   Section 1.1 of the LSA entitled “Defined Terms” is amended as follows:

(i)                 by deleting the definition of “Default Rate” in its entirety and by substituting the following therefor:

“Default Rate” means, with respect to any Loan, that rate of interest that is equal to the sum of three percent (3.0%) plus the rate of interest otherwise applicable to such Loan under the terms of this Agreement an event or condition.

(ii)               by deleting the definition of “Existing Revolving Loan Note” in its entirety and by substituting the following therefor:

“Existing Revolving Loan Note” means that certain Second Replacement Commercial Revolving Loan Promissory Note of the Borrower payable to the Lender dated as of August 1, 2010 in the original principal amount of up to $4,250,000.

(iii)             by deleting the definition of “Maturity Date” set forth therein in its entirety and by substituting the following therefor:

“Maturity Date” means with respect to all outstanding Revolving Loans, November 1, 2012.

(iv)             by deleting the definition of “Revolving Loan Commitment” in its entirety and by substituting the following therefor:

“Revolving Loan Commitment” means, Lender’s commitment to make Revolving Loans pursuant to Section 2.1(a) hereof and to issue Letter of Credit pursuant to section 2.20(a) hereof in an aggregate principal amount and Available Amount not to exceed at any time outstanding THREE MILLION AND NO/100 DOLLARS ($3,000,000).

(v)               by deleting the definition of “Termination Date” set forth therein in its entirety and by substituting the following therefor:

“Termination Date” means with respect to the Revolving Loan Commitment, November 1, 2012.

b.                  Article 2 of the LSA entitled “AMOUNTS AND TERMS OF THE LOANS” is hereby amended by adding the following new Section immediately after Section 2.19 therein:

“Section 2.20 Additional Fees. In addition to all other fees and expenses due hereunder or under any of the other Loan Documents, the Borrower shall pay to the Lender the following:

(a) Monthly Servicing Fee. Commencing on September 1, 2009 and on the first day of each and every month thereafter a monthly servicing fee equal to $750.00.

(b) Additional Repayment Fees. If on or before July 1, 2012: (i) the Revolving Loans and all other Obligations are not repaid in full, (ii) the Revolving Loan Commitment is not terminated, and (iii) the Borrower shall not have deposited in an account with the Lender an amount in cash equal to the Available Amount as of that date, if any, then Borrower shall pay to the Lender a fee equal to $25,000 which shall be due and payable on July 1, 2012 (the “July Fee”). In addition to the July Fee, if on or before September 1, 2012: (i) the Revolving Loans and all other Obligations are not repaid in full, (ii) the Revolving Loan Commitment is not terminated, and (iii) the Borrower shall not have deposited in an account with the Lender an amount in cash equal to the Available Amount as of that date, if any, then the Borrower shall pay to the Lender a fee equal to $50,000 which shall be due and payable on September 1, 2012.

c.                   Section 2.5 of the LSA entitled “Interest Provisions” is hereby amended by deleting subsection (a)(i) therein in its entirety and by substituting the following therefor:

“(i)       Revolving Loans. Subject to the provisions of Sections 2.5(c) and 2.12 hereof: (A) during the period from the date made to February 1, 2009, each Revolving Loan and each unpaid Reimbursement Obligation shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of Borrower: (x) the Base Rate, on a floating basis; or (y) LIBOR (as determined for each available Interest Period) plus the applicable LIBOR Rate Margin for available Interest Periods as set forth under the definition of “Interest Period” herein; (B) during the period from February 1, 2009 through April 20, 2009, each Revolving Loan and each unpaid Reimbursement Obligation shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the greater of: (x) the Base Rate plus 1.75%, on a floating basis, or (y) 4.00%; (C) during the period from April 20, 2009 to December 31, 2011 each Revolving Loan and each unpaid Reimbursement Obligation shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the greater of: (x) the Base Rate plus 2.00%, or (y) 6.00%; and (D) during the period from December 31, 2011 through and including the date of payment in full each Revolving Loan and each unpaid Reimbursement Obligation shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus 2.00%.”

d.                  Section 7.2 of the LSA entitled “Minimum Tangible Net Worth” is hereby deleted in its entirety and the following is substituted therefor:

“Section 7.2 Minimum Tangible Net Worth. Maintain at all times on and after December 31, 2011, Tangible Net Worth of not less than $11,500,000.

e.                   Section 7.4A of the LSA entitled “Senior Debt Coverage Ratio” is hereby deleted in its entirety and the following is substituted therefor:

“Section 7.4A Debt Coverage Ratio.

(a) Maintain as of the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2011 and ending with the fiscal quarter ending December 31, 2011, in each case for the then ended year-to date period, a ratio of (i) Net Profits for such period, plus  depreciation and amortization expense of the Borrower and its Subsidiaries for such period, plus  Interest Expense for such period, minus  Non-Financed Capital Expenditures for such period, minus  total dividends and shareholder distributions made by Borrower and its Subsidiaries during such period divided by (ii) Current Maturities of Long-Term Debt with respect to all Senior Debt for such period, plus  Interest Expense on all Senior Debt for such period, of not less than 1.0-to-1.0.

(b)  Maintain as of the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending March 31, 2012 and ending with the fiscal quarter ending on September 30, 2012, in each case for the then ended year-to date period, a ratio of (i) Net Profits for such period, plus  depreciation and amortization expense of the Borrower and its Subsidiaries for such period, plus  Interest Expense for such period, minus  Non-Financed Capital Expenditures for such period, minus  total dividends and shareholder distributions made by Borrower and its Subsidiaries during such period divided by (ii) Current Maturities of Long-Term Debt with respect to all Senior Debt for such period, plus  Capital Lease payments made during such period, plus  Interest Expense on all Senior Debt for such period, of not less than 1.75-to-1.0.

(c)   Maintain as of the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 2012, in each case for the then ended twelve month period, a ratio of (i) Net Profits for such period, plus depreciation and amortization expense of the Borrower and its Subsidiaries for such period, plus Interest Expense for such period, minus Non-Financed Capital Expenditures for such period, minus total dividends and shareholder distributions made by Borrower and its Subsidiaries during such period divided by (ii) Current Maturities of Long-Term Debt with respect to all Senior Debt for such period, plus Capital Lease payments made during such period, plus Interest Expense on all Senior Debt for such period, of not less than 1.75-to-1.0.

f.                   Section 7.5 of the LSA entitled “Certain Financial Terms” is hereby amended as follows:

(i)                 by deleting the definition of “Current Maturities of Long-Term Debt” set forth in subsection (d) therein in its entirety and by substituting the following therefor:

“(d) “Current Maturities of Long-Term Debt” means, with respect to all Debt which, in accordance with GAAP, may be properly classified as long-term debt, the portion of such Debt which is due within one (1) year form the date of determination thereof; provided, however, that notwithstanding the forgoing, Maturity Date Payments (as defined herein below) with respect to any of the Mortgage Loans (as defined herein below) and the outstanding amount of any Revolving Loans or the Revolving Loan Commitment shall not be included in the calculation of Current Maturities of Long-Term Debt. For purposes hereof: (A) “Mortgage Loans” means the following loan obligations: (i) the Montezuma, New Mexico mortgage loan in the original principal amount of $1,800,000, (ii) the Des Moines, Iowa mortgage loan in the original principal amount of $650,000, and (iii) the Silver City, New Mexico mortgage loan in the original principal amount of $650,000; and (B) “Maturity Date Payments” means any principal or other payments due on the maturity date of each of the Mortgage Loans. For avoidance of doubt, any regularly scheduled payments of principal due under any of the Mortgage Loans shall not be excluded from the calculation of Current Maturities of Long-Term Debt.

(ii)               by deleting the definition of “Tangible Net Worth” set forth in subsection (k) therein in its entirety and by substituting the following therefor:

“(k) “Tangible Net Worth” means, as at any date of determination thereof: (a) the amount at which common stockholders’ equity and preferred stock would be shown on a balance sheet at such date, minus  (b) amounts at which goodwill and any other intangibles and amounts owed by Affiliates would be shown on such balance sheet.”

g.                  Exhibit A to the LSA is hereby deleted in its entirety and a copy of the Third Replacement Commercial Revolving Loan Promissory Note of the Borrower in favor of the Lender dated as of December 31, 2011 in the original principal amount of up to $3,000,000, a copy of which is attached hereto as Exhibit A (the “Third Replacement Revolving Loan Note”) is hereby substituted therefor.

h.                  Any reference in any of the Notes or any of the other Loan Documents to: (i) the Amended and Restated Commercial Loan and Security Agreement between the Borrower and the Lender dated as of December 23, 2004 (howsoever defined) shall be amended to refer to and mean the Original LSA, as amended by the Amendments and as further amended and modified by this Agreement; and (ii) the Revolving Loan Note shall refer to and mean the Third Replacement Revolving Loan Note, as amended from time to time.

3.                  Consents and Waivers.

a.                   Consents. The Borrower has requested and, subject to the satisfaction of the conditions set forth in the Agreement, the Lender has agreed to that the Borrower may make payments to holders of Subordinated Senior Convertible Notes and/or Subordinated Debentures in an amount not in excess of $50,000 in the aggregate during any calendar quarter beginning with the calendar quarter commencing on January 1, 2012. In addition, at the request of the Obligors, the Lender has agreed not to test the Debt Coverage Ratio set forth in Section 7.4A of the LSA for the test period ending December 31, 2011.

b.                  Waivers. The Obligors agree and acknowledge that the Borrower is in default of the Debt Coverage Ratio set forth in Section 7.4A of the LSA for the period ending September 30, 2011 (the “Covenant Default”) and have requested the Lender to waive compliance of said Debt Coverage Ratio for such period. The Lender hereby agrees to waive the Covenant Default. The Obligors agree and acknowledge that the waiver of the Covenant Default is a  one-time waiver for the period specifically specified above ant the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the LSA or any of the other Loan Documents, nor constitute or be construed or interpreted, directly or by implication, as a waiver of or an amendment or modification to any other obligation of any Obligor to the Lender under the LSA or any of the other Loan Documents..

4.                  Conditions to Effectiveness. The effectiveness of this Agreement is subject to the prior satisfaction of the following conditions precedent (the date of such satisfaction herein referred to as the “Amendment Effective Date”):

a.                   The representations and warranties of the Obligors contained herein shall be true and correct in all material respects.

b.                  After giving effect to the waivers set forth herein, there shall exist no Default or Event of Default.

c.                   The Lender shall have received evidence satisfactory to the Lender that all requisite corporate and company action necessary for the valid execution, delivery and performance by each of the Obligors of this Agreement and all other instruments and documents delivered by the Obligors, or any one of them, in connection herewith has been taken.

d.                  The Borrower shall pay to the Lender an amendment and waiver fee equal to $8,500.00 (the “Amendment and Waiver Fee”).

5.                  Post Closing Conditions.

a.                   Within thirty (30) Business Days of the date hereof, the Lender shall have received: (a) authorizing resolutions with respect to each of the Obligors with respect to the transactions contemplated by the LSA, the Guaranties and the other Loan Documents, as amended hereby, (b) a secretary’s certificate including an incumbency certification for each of the Obligors, (c) certificates of good standing or legal existence, as applicable, for each of the Obligors (including, without limitation, a good standing certificate for Trans-Lux Energy Corporation which is currently not in good standing), and (d) UCC searches for each of the Obligors from their respective states of incorporation or formation, each of which shall be in form and content satisfactory to the Lender in its sole discretion.

b.                  Without limiting the generality of any of the terms and provisions in the LSA pertaining to audits and field exams including, without limitation, Sections 5.7 and 5.14, on or before June 20, 2012, the Lender shall be permitted to audit the Borrower’s and each Guarantor’s Books and Records and to conduct a field exam of the Borrower’s and each Guarantor’s records and properties during the Borrower’s or such Guarantor’s usual business hours in such manner and detail as the Lender deems necessary or proper.

c.                   Without limiting the generality of any of the reporting requirements set forth in the LSA, on or before March 31, 2012, the Borrower shall deliver to the Lender a detailed lease portfolio analysis for the December 31, 2011 fiscal year end of the Borrower and the Guarantors which shall be in form and content satisfactory to the Lender in its sole and absolute discretion.

d.                  The failure of the Borrower or any Guarantor to comply with and/or deliver any of the forgoing items within the stated times set forth above in this paragraph 5 shall constitute an Event of Default under the LSA.

6.                  Effect of Amendment; Reaffirmation of Liens and other Obligations.  Lender and each Obligor hereby agree and acknowledge that (except as provided in this Agreement), the LSA, the Guaranty, the Notes and the other Loan Documents (together with all Schedules and Exhibits attached hereto) remain in full force and effect and have not been modified or amended in any respect, it being the intention of Lender and each Obligor that this Agreement and the LSA be read, construed and interpreted as one and the same instrument.  In addition, without limiting the generality of the foregoing: (i) the Borrower acknowledges, affirms and agrees that the Lender’s security interest in the Collateral shall continue to secure any and all of the Borrower's indebtedness to the Lender, including without limitation, the indebtedness arising under the LSA, as amended hereby; and (ii) each Guarantor acknowledges, affirms and agrees that (A) the Obligations of the Borrower to the Lender which have been guaranteed by such Guarantor include, without limitation the Loans, as modified hereby; and (B) each Secured Guarantor acknowledges, affirms and agrees that the Lender’s security interest in the Collateral (as defined in the Guarantor Security Agreement) shall continue to secure the payment and performance of all of its obligations and liabilities to the Lender arising under the Guaranty.

7.                  Fees and Expenses. In addition to the Amendment and Waiver Fee, the Borrower agrees to pay all reasonable legal fees and expenses of Lender incurred in connection with the preparation, negotiation and execution of this Agreement.

8.                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (except its conflicts of laws provisions).

9.                  Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding upon and enforceable against the parties hereto.

10.              Capitalized Terms.  All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the LSA.

11.              Benefit.  This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.

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            IN WITNESS WHEREOF, Lender, Borrower and Guarantors have executed this Agreement as of the date first above written.

WITNESSES:

            /s/ witness                                            TRANS-LUX CORPORATION

            /s/ witness                                            By:      /s/ Angela D. Toppi

                                                                        Name:  Angela D. Toppi

                                                                        Its:  Executive Vice President

                                                                        Duly Authorized

TRANS-LUX DISPLAY CORPORATION

TRANS-LUX MIDWEST CORPORATION

TRANS-LUX COMMERCIAL CORPORATION

(f/k/a Trans-Lux West Corporation)

TRANS-LUX SERVICE CORPORATION

TRANS-LUX MONTEZUMA CORPORATION

TRANS-LUX MOVIE OPERATIONS CORPORATION

TRANS-LUX MULTIMEDIA CORPORATION

TRANS-LUX SOUTHWEST CORPORATION

TRANS-LUX ENERGY CORPORATION

            /s/ witness

            /s/ witness                                            By:      /s/Angela D. Toppi

Name:  Angela D. Toppi

                                                                        Its:  Executive Vice President

            /s/ witness                                            PEOPLE’S UNITED BANK (formerly known as

                                                                        People’s Bank)

            /s/ witness                                            By: ____/s/ Sean E. McGrath___________________

                                                                        Name:    Sean E. McGrath

                                                                        Its:   Assistant Vice President

                                                                        Duly Authorized